Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2011 in Amendment No. 6 to the Registration Statement (Form S-4 No. 333-171370) dated December 23, 2010 and the related Prospectus of Nationstar Mortgage LLC for the registration of the $250,000,000 10.875% Senior Notes due 2015.

/s/Ernst & Young LLP

Dallas, Texas
June 30, 2011